Exhibit 99.1

Tronox Provides Update on Third Quarter 2022 Outlook

STAMFORD, Conn., Sep. 26, 2022/PRNewswire/ — Tronox Holdings plc (NYSE:TROX) (“Tronox” or the “Company”), the world’s leading integrated manufacturer of titanium dioxide ("TiO2") pigment, today provided an update on its previously issued third quarter 2022 outlook.

The Company now expects third quarter 2022 Adjusted EBITDA to be $240-$255 million compared to the previously guided range of $275-$295 million due to softer than anticipated TiO2 sales volumes and increasing energy costs in Europe.

“While orders in North America and Latin America have remained relatively in line with expectations, demand in Europe, Middle East, Africa and Asia Pacific is significantly softer than anticipated in the two months since our second quarter earnings call due to the challenging macroeconomic conditions within those regions,” commented John D. Romano, co-chief executive officer. “Additionally, natural gas prices have continued to rise throughout Europe, resulting in increased energy costs at our plant in the UK and energy surcharges on process chemicals at our European sites.”

Jean-François Turgeon, co-chief executive officer, added, "As a result of our multi-year transformation, which has resulted in a more operationally efficient company and strong balance sheet, we are well positioned to withstand a wide range of economic scenarios. At our investor day in June, we outlined a recession case that we still believe provides an accurate assessment of our ability to perform and manage through a downturn. Given the current market conditions, we are focused on meeting our customers’ needs while aggressively managing costs. Importantly, our investments in the newTRON and Atlas Campaspe projects will continue to generate savings regardless of the macroeconomic environment. We have complete confidence in our global team’s ability to lead Tronox safely and operate with agility and efficiency amid the increasingly challenging backdrop.”

Tronox will release third quarter 2022 financial results after market close on Wednesday, October 26, 2022, and host a webcast on Thursday, October 27, 2022 at 8:00 a.m. ET.

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About Tronox

Tronox Holdings plc is one of the world's leading producers of high-quality titanium products, including titanium dioxide pigment, specialty-grade titanium dioxide products and high-purity titanium chemicals, and zircon. We mine titanium-bearing mineral sands and operate upgrading facilities that produce high-grade titanium feedstock materials, pig iron and other minerals. With approximately 6,500 employees across six continents, our rich diversity, unmatched vertical integration model, and unparalleled operational and technical expertise across the value chain, position Tronox as the preeminent titanium dioxide producer in the world. For more information about how our products add brightness and durability to paints, plastics, paper and other everyday products, visit tronox.com.

Cautionary Statement about Forward-Looking Statements

Statements in this release that are not historical are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements, which are subject to known and unknown risks, uncertainties and assumptions about us, may include projections of our future financial performance including anticipated synergies based on our growth and other strategies, anticipated completion of extensions and upgrades to our mining and operations, anticipated trends in our business, anticipated costs and benefits of project newTRON and Atlas Campaspe, the Company's anticipated capital allocation strategy, and our sustainability goals, commitments and programs. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance, actual synergies, or achievements to differ materially from the results, level of activity, performance, anticipated synergies or achievements expressed or implied by the forward-looking statements. Significant risks and uncertainties may relate to, but are not limited to, macroeconomic conditions; inflationary pressures and energy costs; currency movements; political instability, including the ongoing Russia and Ukraine conflict and any expansion of such conflict; supply chain disruptions; market conditions and price volatility for titanium dioxide, zircon and other feedstock materials, as well as global and regional economic downturns, that adversely affect the demand for our end-use products; disruptions in production at our mining and manufacturing facilities; and other financial, economic, competitive, environmental, political, legal and regulatory factors. These and other risk factors are discussed in the Company's filings with the Securities and Exchange Commission.

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Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for our management to predict all risks and uncertainties, nor can management assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance, synergies or achievements. Neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. Unless otherwise required by applicable laws, we undertake no obligation to update or revise any forward-looking statements, whether because of new information or future developments.

Use of Non-GAAP Information

To provide investors and others with additional information regarding the financial results of Tronox Holdings plc, we have disclosed in this release the non-U.S. GAAP operating performance measure of Adjusted EBITDA.  This non-U.S. GAAP financial measure is a supplement to and not a substitute for or superior to, the Company's results presented in accordance with U.S. GAAP.  The non-U.S. GAAP financial measure presented by the Company may be different from non-U.S. GAAP financial measures presented by other companies. Specifically, the Company believes the non-U.S. GAAP information provides useful measures to investors regarding the Company's financial performance by excluding certain costs and expenses that the Company believes are not indicative of its core operating results. The presentation of this non-U.S. GAAP financial measure is not meant to be considered in isolation or as a substitute for results or guidance prepared and presented in accordance with U.S. GAAP. For the Company's guidance with respect to third quarter 2022 Adjusted EBITDA, the Company is not able to provide without unreasonable effort the most directly comparable GAAP financial measure, or reconciliation to such GAAP financial measure, because certain items that impact such measures are uncertain, out of the Company's control or cannot be reasonably predicted.

Media Contact: Melissa Zona
+1.636.751.4057

Investor Contact: Jennifer Guenther
+1.646.960.6598

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